Exhibit 10.23

INTELLIGENT PRODUCT DEVELOPMENT GROUP
AUTHORIZED MASTER DISTRIBUTOR AGREEMENT

This Master Distributor Agreement dated as of March 4, 2010 (the “Agreement” and the “Execution Date” respectively), is by and between INTELLIGENT PRODUCT DEVELOPMENT GROUP, LLC, a New Jersey limited liability company (“IPDG”), having its principal place of business at 1000 Industrial Way North, Suite C, Toms River, NJ 08755, and VISUAL MANAGEMENT SYSTEMS DEALER GROUP, LLC, a Louisiana limited liability company (“Distributor”), having its principal place of business at 201 Bowie Bend Rd, Lafayette, 70508.

BACKGROUND

A.

IPDG develops, manufactures, supports and markets high quality digital, network and hybrid video recorders products, accessories and related products services for the surveillance industry (the “Products”).

B.	Distributor desires to distribute the Products to customers in the territories in which it operates.

C.	IPDG desires to partner with Distributor in promoting and selling the Products, and to support the Distributor in its efforts.

D.	Based upon the foregoing, IPDG and Distributor have agreed to the following:

AGREEMENTS

1.	APPOINTMENT AND ACCEPTANCE

A.

IPDG hereby appoints Distributor as an IPDG Master Distributor for those items designated in Exhibit A, at the prices designated therein, which is attached hereto and incorporated herein as an integral part of this Agreement..

	B.	Distributor hereby accepts its appointment hereunder.

2.	TERRITORY/MARKETS

	A.	Distributor is authorized to distribute the Products to any and all customers in the territories in which it operates (the “Territory/Market”).

B.

OEM Relationships. All Original Equipment Manufacturer (“OEM”) relationships will be negotiated on a case-by-case basis. All OEM based development and marketing costs, sales and distribution programs, product and service branding agreements, product configurations, service agreements, service partners, call center partners, data management, web services or any related details shall be negotiated by and between IPDG and Distributor, on the one hand, and IPDG and the OEM on the other. Furthermore, the sharing between IPDG and Distributor of revenues from sales resulting from any OEM relationship established by Distributor shall be negotiated between IPDG and Distributor on a case-by-case basis, and agreement to the amount of sharing shall be a condition precedent to the closing of any such OEM relationship.

3.	OPERATING REQUIREMENTS / PERFORMANCE

	A.	Distributor shall maintain offices and warehouse facilities, which shall be open and staffed adequately during normal business hours.

B.

Unless authorized by IPDG in writing, neither Distributor nor any other business entity in which Distributor or any of its principals has any ownership or other financial interest shall, at any time during the term of this Agreement, distribute, promote, represent or otherwise market or sell any products or product lines which are in any way competitively similar in design, function or intended use to IPDG Products, or which, in IPDG’s sole judgment, are competitive with IPDG Products.

C.

Distributor and IPDG shall work to develop a mutually agreed upon Marketing and Sales plan which will call for the Distributor to employ and maintain a sufficient number of outside salespersons and invest an adequate amount in marketing and promotion of IPDG products for the given market.

D.

As consideration for this Agreement and as consideration for the pricing granted to the Distributor by IPDG for the Products, Distributor agrees that upon execution of the Agreement, Distributor shall place an order with IPDG (the “Stocking Order”), of no less than $750,000, at least $300,000 of which shall be pre-paid in good funds at IPDG upon execution of the Agreement, the remainder to be paid in good funds at IPDG in no more than 30 days following the Execution Date. The Stocking Order may be composed of any combination of the Products, at Distributor’s discretion, at the prices detailed in the column labeled “Visual Management Systems Dealer Group Pricing” on Schedule A. Furthermore, Distributor agrees to meet the additional guaranteed minimum cumulative quarterly purchase requirement of $750,000 per each 3 month period after the Execution Date, of any combination of the Products, at Distributors discretion, at the prices detailed in Schedule A, for each of the first 12 months of the Agreement, and $850,000 for the following 12 months of the agreement (the “Quarterly Minimum Purchase”). Quarterly Minimum Purchase amounts for any extension terms of the agreement shall be subject to the Agreement of the parties, and in no case shall be less than $750,000. The Stocking Order shall be considered full satisfaction of the Quarterly Minimum Purchase requirement for the first 3 months following the Execution Date. Distributor agrees that failure meet the Quarterly Minimum Purchase Requirement shall result in a reversion of the sales prices for the Products to Distributor to those detailed in the columns labeled “Below Volume Pricing” on the pricing lists contained in Schedule A.

E.

All of Distributor’s salespersons shall be thoroughly knowledgeable concerning the Products and their specifications, features and product benefits. Distributor shall conduct any training of its sales personnel, which may be necessary to impart such knowledge, and shall extend complete cooperation to IPDG in any product education programs, which IPDG may establish. In turn Distributor’s sales personnel shall conduct any training of Distributor’s customers, which may be necessary to enable them to promote and sell IPDG Products properly.

F.

Distributor shall refrain from making any false, misleading or disparaging representations or statements with respect to IPDG or the Products or from engaging in any other trade practices which may have an adverse effect upon the high image, credibility or reputation of IPDG or the Products. Distributor shall make no representations with respect to IPDG Product specifications, features or benefits, except such as may be approved in writing or published by IPDG. Likewise, IPDG shall refrain from making any false, misleading or disparaging representations or statements with respect to Distributor, or from engaging in any other trade practices which may have an adverse effect upon the high image, credibility or reputation of Distributor. IPDG shall make no representations with respect to Distributor except such as may be approved in writing or published by Distributor.

	G.	Distributor shall advise promptly in the event that Distributor becomes aware of any charges, complaints or claims concerning IPDG or IPDG Products by Distributor’s customers or others.

H.

To the extent not otherwise required herein, Distributor shall comply with all applicable federal, state and local laws and regulations in performing its obligations hereunder and in any of its dealings with IPDG Products.

4.	MARKETING REQUIREMENTS AND THE QUARTERLY MINIMUM PURCHASE

A.

Distributor agrees to engage actively in marketing, advertising and promotional efforts, provide customer services and aggressively market IPDG’s Products in the Territory/Market. Distributor consistently shall encourage the purchase of IPDG Products by its customers, and at all times shall represent the Products fairly in comparison with competitive products from other suppliers.

B.

Distributor shall encourage its IPDG resellers to engage in promotional efforts with respect to IPDG Products, and shall assist such customers in their planning and execution of such efforts. Distributor additionally shall provide its IPDG customers on a continuing basis with any IPDG literature or other promotional/merchandising materials as may be supplied free of charge by IPDG.

C.

IPDG will provide to all approved Distributor’s customers product training literature and upon reasonable request may provide Distributor’s Customers on-site sales training. All subsequent on-site training for a given Distributor customers will be at the reasonable expense of the customer or Distributor.

E.

As a material inducement for IPDG to enter into this Agreement and subject to all of its terms and conditions, Distributor agrees to meet the Quarterly Minimum Purchase requirement set forth in section 3.D of the Agreement, for the first two years of the Agreement, and any subsequent requirements as may be jointly agreed upon by the parties in writing.

5.	PRICES AND TERMS AND CONDITIONS OF SALE

A.

Distributor acknowledges receipt of IPDG’s current Confidential Master Distributor Price Schedule applicable to the Products as detailed in Schedule A. The prices for the Products shall be those set forth in the Schedule A and in any supplementary or replacement Schedules. IPDG shall have the right to reduce or increase prices to Distributor at any time; IPDG must provide a 30-day written notice of said price changes. When a new price list is issued to Distributor by IPDG on a new Schedule A, it shall become a part of this Agreement automatically as of the effective date stated thereon, and shall supersede all prior inconsistent schedules and prices. Any and all terms and conditions of sale which are contained in Schedule A and in any supplementary or replacement Schedules shall be considered integral parts of this Agreement. If upon receipt of new pricing for the items detailed in Schedule A, Distributor is unwilling to accept the prices stated, Distributor shall notify IPDG in writing. If Distributor and IPDG cannot come to an agreement as to new pricing with 30 days of receipt of said notice from Distributor to IPDG, the Agreement shall be deemed terminated.

B.

Distributor understands and acknowledges that IPDG’s pricing structure to Distributor is predicated upon Distributor’s wholesale function. If Distributor additionally makes retail sales of the Products, IPDG shall at its sole discretion have the right to adjust its pricing to Distributor for the Products, to those detailed in the column labeled “Below Volume Pricing” for those items, so as to provide Distributor with a distributor discount only to the extent that Distributor is functioning as a true wholesaler. Distributor acknowledges that this higher level of pricing shall be in consideration of the additional duties and obligations placed upon IPDG in servicing Distributors retail customers, a duty normally filled by Distributor’s traditional wholesale dealer customers.

C.

Prices do not include taxes of any nature. Distributor shall pay applicable taxes when invoiced by IPDG unless Distributor has supplied IPDG with tax exemption certificates, which IPDG deems satisfactory.

D.

Prices for payments made by Distributor with a credit card do not include credit card processing fees. Distributor agrees to pay an additional 3½% on any payment made to IPDG by credit card to cover processing fees,

	E.	Unless otherwise specifically agreed by IPDG in writing:

i.)	All transactions between IPDG and Distributor relating in any manner to the Products shall be governed entirely by the terms, conditions and provisions set forth in this Agreement and in Schedule A.

ii.)

Any terms, conditions or provisions in Distributor’s purchase orders or other business forms which are different from, in addition to, or in conflict with this Agreement shall be deemed objected to by IPDG and shall be of no force or effect whatsoever under any circumstances, notwithstanding any failure by IPDG to communicate further objections thereto.

iii.)	In the event of a conflict between this Agreement and any other IPDG documents, the terms of this Agreement shall control.

6.	PAYMENT TERMS

	A.	Distributor’s payment terms shall be in full upon order placement. All shipments shall be made FOB Toms River, New Jersey.

B.

In the event of Product shortages that are caused by a force majeure, IPDG shall have the right to allocate available supply among its customers on a case-by-case basis, in a manner deemed equitable by IPDG under the particular circumstances, giving preference to Distributor.

C.

Sales will be made on the payment terms in effect at the time that an order is accepted, and Distributor shall pay all invoices when due. No payment by Distributor to IPDG of any lesser amount than that due to IPDG shall be deemed to be other than payment on account, and no endorsement or statement on any check or in any letter or other writing accompanying any check or other payment shall be deemed an accord and satisfaction. IPDG may accept any partial payment without waiving its rights to recover any remaining balance.

D.

If: (a) Distributor has not complied with the payment terms indicated above without justification; (b) IPDG has provided written notice of such non-compliance with a fair opportunity to cure; and (c) Distributor has not timely cured or otherwise failed to take good faith steps to cure, IPDG shall have the right to cancel or delay shipments of any accepted orders or to stop any shipments in transit, in addition to any other rights and remedies provided in this Agreement or in any Security Agreement(s) between the parties or by applicable law.

E.

In the event of litigation under this Agreement, the winning party shall be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the litigation, as part of its judgment against the losing party.

7.	ORDERS AND SHIPMENTS

A.

Each of the Distributor’s orders is subject to IPDG’s acceptance or rejection at IPDG’s home office. In addition to any specific rights of rejection set forth in this Agreement, IPDG shall have the right to reject any order, in whole or in part, unless the order complies with the Marketing and Sales Plan.

	B.	IPDG shall ship accepted paid orders within 14 days of acceptance.

C.

IPDG IN NO EVENT SHALL BE LIABLE TO DISTRIBUTOR FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHERWISE, BECAUSE OF ANY FAILURE TO FILL ORDERS, DELAYS IN SHIPMENT OR DELIVERY, OR ANY ERROR IN THE FILLING OF ORDERS, IF THE CAUSE THEREOF WAS NOT REASONABLY FORSEEABLE OR OTHERWISE BEYOND IPDG’S CONTROL.

8.	EXCLUSION OF WARRANTIES AND DAMAGES FOR DEFECTS

A.

IPDG agrees to service properly processed original manufacturer warranties for end consumers, for components included in Products sold under the trade name “Flex TH”, and shall, at its option, repair or replace components of Products sold under the trade name “TrueHybrid” or components of Products sold under the trade name “Flex TH” which do not bear original manufacturer’s warranties, in accordance with the terms of any warranty granted by IPDG to consumers. The only express warranties made by IPDG with respect to the Products are those set forth in any written warranties as may be granted by IPDG to consumers, and that each Product meets the product specifications contained in any Product packaging.

B.

Distributor shall have no authority to bind IPDG to any warranties or other obligations or liabilities with respect to any IPDG Products beyond those that are granted by IPDG to consumers, or otherwise required by law.

9.	CHANGES IN PRODUCTS AND PARTS

Unless otherwise provided by applicable law, and upon mutual agreement of IPDG and Distributor, IPDG may change the design of any of the Products contained as part of this agreement. New product versions or new products launches by IPDG shall be incorporated within this agreement upon mutual consent of the Distributor and IPDG, with suitable changes to Schedule A. IPDG shall upon written notice or as part of planned product obsolescence have the right to discontinue supporting parts availability, software support, or other such services for such discontinue products, upon reasonable notice to Distributor and to purchasers of Products (“discontinued products”). IPDG shall have no liability to Distributor for failure to furnish Products or parts of the model, design or type discontinued products.

10.	PRODUCT RETURNS

Distributor shall not return any Products delivered to Distributor without prior written authorization from IPDG. All products returned by Distributor to IPDG for any reason must be shipped prepaid, and must be shipped in suitable packing at least equivalent to the original carton supplied with the Product. IPDG shall have no obligation to accept unauthorized returns of Products. All unauthorized returns shall be subject to handling charge due to IPDG from the Distributor of twenty percent (20%) of the then prevailing invoice price of such returned item(s) plus freight, insurance or similar charges previously paid or incurred by IPDG in connection with shipment, unless the reason for return is a failure of the Product to meet the product specification.

11.	PROMOTIONAL FUNDS

IPDG, at its option, may elect to afford promotional funds to its authorized distributors, in accordance with such programs and terms as IPDG may establish from time to time. IPDG may cease offering or may modify any such programs at any time, at its sole discretion.

12.	INTELLECTUAL PROPERTY

A.

Distributor acknowledges the exclusive ownership by IPDG or IPDG’s parent, subsidiaries or affiliates of all trademarks, trade names, trade dress, copyrights, patents and trade secrets utilized worldwide in connection with IPDG Products (hereinafter called collectively, “IPDG Trademarks”). Distributor does not have and shall not acquire by virtue of this Agreement, any rights in or to IPDG Trademarks.

B.

Distributor shall refrain from affixing any additional Trademarks (as defined below) to IPDG Products or otherwise utilizing IPDG Trademarks in combination with any other Trademark(s). Distributor further shall refrain from affixing any IPDG Trademark to products other than the appropriate IPDG Products.

C.

As used herein, the term “Trademarks” shall include all marks, names, slogans, labels, logos and designs used by IPDG in connection with IPDG Products, regardless of whether such items are registered by IPDG.

	D.	Distributor shall refrain from utilizing any IPDG Trademark (or any confusingly similar Trademark) in Distributor’s corporate or business name.

13.	DURATION OF AGREEMENT/TERMINATION

A.

The initial term of this Agreement shall be from the Execution Date and shall last for two years. This Agreement automatically shall be extended for an additional one-year term upon the expiration of the initial term or any extension term, unless either party has exercised its termination or non-extension rights pursuant to subsection B, or pursuant to any terms governing termination included in the Agreement.

B.

Either party shall be entitled to refrain from extending the duration of this Agreement upon the expiration of the initial term or any extension term or may terminate this Agreement during any term. Any such non-extension or termination may be at will, with or without cause, provided that the non-extending or terminating party provides at least thirty 60 days advance written notice thereof to the other party.

C.

Upon issuance of any notice of non-extension or termination hereunder, any orders submitted by Distributor and accepted by IPDG within the final 30-day period must be paid for by certified or cashier’s check prior to shipment, notwithstanding any credit terms made available to Distributor previously by IPDG, and shall be timely shipped by IPDG

D.

This agreement is executed by both IPDG and Distributor with full knowledge of the parties’ non-extension and termination rights hereunder. Neither party shall be liable to the other for compensation, reimbursement for investments or expenses, lost profits, incidental or consequential damages, or damages of any other kind or character, because of any exercise of such rights.

E.

Notwithstanding anything to the contrary contained herein, neither the non-extension nor the termination of this Agreement shall release Distributor from any obligation to pay any sums on guaranteed purchase orders of Products shipped to and received by Distributor prior to the non-extension or termination of this agreement.

F.

Upon any non-extension or termination of this Agreement, IPDG at its sole option, shall have the right, but shall not be obligated, to repurchase from Distributor any or all IPDG Products then in the Distributor’s inventory at a price agreed by the parties but not less than the original price to Distributor. If requested by IPDG, Distributor shall provide IPDG with a list of its IPDG inventory to assist IPDG in such determination. Any Products selected for re-purchase by IPDG shall be shipped by Distributor to IPDG, FOB IPDG, and IPDG shall have the right to inspect such merchandise when received before establishing final disposition.

14.	FORCE MAJEURE AND CONSEQUENTIAL DAMAGES

Apart from any specific provisions in this Agreement excusing either party’s performance or limiting its liability:

A.

Either party shall be excused from any failure or delay in performance (except for obligations of Distributor to make payments due hereunder) if such failure or delay is due to inability to obtain raw materials from usual sources of supply, transit failure or delay, labor problems or disputes, governmental orders or restrictions, fire, flood, earthquake, or other acts of nature, accident, war, civil disturbances, or any other cause(s) beyond such party’s reasonable control. In such event the affected party shall notify the other party immediately. The rights and obligations of either party under this Agreement affected by such an event of force majeure shall be suspended only for the duration and to the extent of such event of force majeure, and once such event of force majeure ceases to exist, the rights and obligations of the parties shall continue in full force.

B.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES IN CONNECTION WITH ANY MATTERS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR OTHERWISE RELATING TO THE BUSINESS RELATIONSHIP OF THE PARTIES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES BY THE OTHER. THE FOREGOING DOES NOT LIMIT EITHER PARTY’S RIGHT TO SEEK OR OBTAIN DIRECT DAMAGES. BOTH PARTIES AGREE AND ACKNOWLEDGE THAT THIS AGREEMENT IS MADE BETWEEN LEGAL ENTITIES AND THAT LIABILITY, IF ANY, DOES NOT ATTACH TO ANY INDIVIDUAL MEMBER, OWNER, SHAREHOLDER, DIRECTOR OR OFFICER OF SUCH LEGAL ENTITY.

C.

IPDG agrees to PROTECT, INDEMNIFY, AND SAVE Distributor HARMLESS from any and all claims of third parties (including all costs, legal fees, judgments and the like) resulting from claims or findings of product liability including defects in workmanship of IPDG Products or monitoring interface with IPDG Products, reduced solely and pro rata proportionally by the culpability, if any, determined to exist with Distributor. IPDG further agrees to PROTECT, INDEMNIFY, AND SAVE Distributor HARMLESS from any and all claims, suits, actions, demands, compensation, penalties, assessments, taxes, damages or losses of any kind or description, for damages or injuries to person or property (including that of Distributor) asserted, received or sustained through or on account of (i) any default, act or omission of IPDG, its employees or agents, (ii) any breach of this Agreement by IPDG, or (iii) claims of any third party claiming under, by or through IPDG, its employees or agents, and to reimburse any expenses, penalties or costs (including, but not limited to, attorney’s fees and expenses of investigation) incurred by IPDG in defending any such claim, demand, suit or action

D.

Distributor agrees to PROTECT, INDEMNIFY, AND SAVE IPDG HARMLESS from any and all claims, suits, actions, demands, compensation, penalties, assessments, taxes, damages or losses of any kind or description, for damages or injuries to person or property (including that of IPDG) asserted, received or sustained through or on account of (i) any default, act or omission of Distributor, its employees or agents, (ii) any breach of this Agreement by Distributor, or (iii) claims of any third party claiming under, by or through Distributor, its employees or agents unless related to Products, and to reimburse any expenses, penalties or costs (including, but not limited to, attorney’s fees and expenses of investigation) incurred by IPDG in defending any such claim, demand, suit or action.

15.	RELATIONSHIP OF THE PARTIES

The relationship between IPDG and Distributor is that of independent contractors. Nothing stated in this Agreement shall be construed as creating any relationship between the parties as partners or as employer and employee, franchisor and franchisee, master and servant or principal and agent. Distributor shall be deemed an independent contractor at all times, and shall have no express or implied right or authority to assume or create any obligation on behalf of IPDG or to conclude contracts on behalf of IPDG or otherwise to bind IPDG.

16.	ASSIGNMENT

Distributor may not assign, transfer or sell all or any of its rights under this Agreement (or delegate all or any of its obligations hereunder) without prior written consent of IPDG. IPDG may assign this Agreement only to a parent, subsidiary or affiliated firm, or to another entity in connection with the sale or other transfer of all its business assets, upon reasonable notice in advance thereof to Distributor. Subject to these restrictions, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

17.	WAIVER

The waiver by either party of any of its rights or any breaches of the other party under this Agreement in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances. All remedies, rights, undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other.

18.	NOTICES

All notices and demands of any kind, which either IPDG or Distributor may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be served by mail at the addresses set forth in this Agreement, or at such other addresses as may be designated hereafter by the parties in writing, or in person. If by mail, service shall be deemed complete five (5) business days after mailing.

19.	PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATIONS

The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neutral gender shall include the other genders.

20.	EXECUTION OF AGREEMENT

This Agreement shall become effective only upon its execution by Distributor and IPDG.

21.	SEVERABILITY

In the event that any of the provisions of this Agreement, or the application of any such provisions to the parties hereto with respect to their obligations hereunder shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner.

22.	ENTIRE AGREEMENT

This Agreement, together with any other documents incorporated herein by reference, constitutes the entire agreement between the parties hereto pertaining in any manner to the subject matter hereof. Each party to this Agreement acknowledges that no oral or written representations, inducements, promises or agreements have been made which are not embodied herein. IT IS THE INTENTION AND DESIRE OF THE PARTIES THAT THE EXPRESSED PROVISIONS OF THIS AGREEMENT NOT BE SUBJECT TO VARIATION BY IMPLIED COVENANTS OF ANY KIND. Except as otherwise provided herein, any and all written or oral agreements heretofore existing between parties pertaining in any manner to the subject matter of this Agreement expressly are superseded and canceled by this Agreement. Notwithstanding anything contained herein, this Agreement shall not be deemed to supersede or otherwise impair in any manner, any Security Agreement(s) as may have been executed previously by the parties. Except as otherwise provided herein, this Agreement may not be modified, supplemented or amended, except by a written instrument signed by both parties.

23.	COUNTERPARTS

This Agreement can be executed in multiple counterparts, which together form an enforceable agreement.

24.	APPLICABLE LAW, FORUM FOR DISPUTES AND CONSENT TO JURISDICTION

This Agreement shall be governed by the laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year hereinabove written.

VISUAL MANAGEMENT SYSTEMS DEALER GROUP, LLC.

By:

Name: Millard Dumesnil
Title: President

INTELLIGENT PRODUCT DEVELOPMENT GROUP, LLC.

By:

Name: Jason Gonzalez
Title: Chief Executive Officer